As filed with the Securities and Exchange Commission on February 26, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLEETMATICS GROUP PLC

(Exact Name of Registrant as Specified in its Charter)

Ireland	98-1170810
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Block C, Cookstown Court

Belgard Road

Tallaght

Dublin 24

Ireland

+353 (1) 413 1250

(Address of Principal Executive Offices)

AMENDED AND RESTATED 2011 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

Fleetmatics USA Group Holdings, Inc.

1100 Winter Street

Waltham, MA 02451

(866) 844-2235

(Name and Address of Agent For Service)

Copy to:

Kenneth J. Gordon, Esq.

Joseph C. Theis, Esq. Goodwin Procter LLP Exchange Place

53 State Street

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value €0.015 per share	1,837,735 shares	$42.02	$77,221,636.89	$7,776.22

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares that become issuable under the Amended and Restated 2011 Stock Option and Incentive Plan (the “2011 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the average of the high and low sale prices of the registrant’s ordinary shares, as quoted on the New York Stock Exchange, on February 22, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional ordinary shares under the 2011 Plan. The number of ordinary shares reserved and available for issuance under the 2011 Plan is subject to an automatic annual increase on each February 1, beginning in 2014, by an amount equal to the lesser of (i) 4.75% of the number of ordinary shares outstanding on the immediately preceding January 31 or (ii) such number of ordinary shares as may be determined by the registrant’s Compensation Committee. Accordingly, on February 1, 2016, the number of ordinary shares reserved and available for issuance under the 2011 Plan increased by 1,837,735. As a result of the increase described above, this Registration Statement hereby registers an additional 1,837,735 ordinary shares in the aggregate. The additional shares are of the same class as other securities relating to the 2011 Plan for which the registrant’s registration statement filed on Form S-8 (SEC File No. 333-195714) on May 6, 2014 and Form S-8 (SEC File No. 333-202365) on February 27, 2015, are effective. The information contained in the registrant’s registration statement on Form S-8 (SEC File No. 333-195714) and Form S-8 (SEC File No. 333-202365) is hereby incorporated by reference pursuant to General Instruction E.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)	The registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016; and

(b)	The description of the registrant’s ordinary shares contained in the registrant’s registration statement on Form F-1 (Registration No. 333-191128), filed by the registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 12, 2013, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such ordinary shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

To the fullest extent permitted by Irish law, the registrant’s articles of association confer an indemnity on its directors and officers. However, this indemnity is limited by the Irish Companies Act 2014 , which prescribes that an advance commitment to indemnify a director or corporate secretary against any liability incurred by him or her is only permitted where, in defending proceedings, whether civil or criminal, judgment is given in favor of the director or corporate secretary or in which he or she is acquitted, or where in connection with any proceedings or application in relation to negligence, default, breach of duty or breach of trust against a director or corporate secretary, an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and that, having regard to all of the circumstances of the case, he or she ought fairly to be excused. Any provision whereby an Irish company seeks to exempt any director or corporate secretary of a company from or indemnify such a director or corporate secretary against any liability which by virtue of any enactment or rule of law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust of which he or she may be guilty in relation to the company whether contained in its articles of association or any contract between the company and the director or corporate secretary will be void. This restriction does not apply to the registrant’s executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Act 2014.

The registrant’s articles of association also contain indemnification and expense advancement provisions for persons who are not directors or the registrant’s corporate secretary.

The registrant is permitted under its articles of association and the Irish Companies Act 2014 to take out directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers, employees and agents.

Additionally, the registrant’s wholly-owned subsidiary Fleetmatics USA Group Holdings, Inc. is incorporated under the laws of the State of Delaware. All of the registrant’s directors are also directors of Fleetmatics USA Group Holdings, Inc. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

The registrant’s wholly-owned subsidiary Fleetmatics USA Group Holdings, Inc. has entered into agreements to indemnify the registrant’s directors to the maximum extent allowed under Delaware law. These agreements will, among other things, indemnify the registrant’s directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the registrant’s right, on account of any services undertaken by such person on behalf of the company or that person’s status as a member of the registrant’s Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 26th day of February, 2016.

FLEETMATICS GROUP PLC

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Fleetmatics Group PLC, hereby severally constitute and appoint James M. Travers and Stephen Lifshatz, and each of them singly (with full power to each of them to act alone), with full power of substitution and resubstitution, his or her true and lawful attorneys-in-fact and agents to execute and file, or caused to be filed, with the Securities and Exchange Commission (the “Commission”) Registration Statements on Form S-8 relating to the Company’s ordinary shares, par value €0.015 per share, offered under various compensation and benefit plans of the Company and its subsidiaries and affiliates, any and all amendments thereto (including post-effective amendments), and all matters required by the Commission in connection with such registration under the Securities Act of 1933, as amended, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or superseded by a new power of attorney regarding the purposes outlined herein dated as of a later date.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 26th day of February, 2016.

Signature	Title

/s/ James M. Travers	Executive Director and Chief Executive Officer (Principal Executive Officer)
James. M. Travers

/s/ Vincent De Palma	Non-Executive Director
Vincent De Palma

/s/ Andrew G. Flett	Non-Executive Director
Andrew G. Flett

/s/ James F. Kelliher	Non-Executive Director
James F. Kelliher

Signature	Title

/s/ Jack Noonan	Non-Executive Director
Jack Noonan

/s/ Liam Young	Non-Executive Director
Liam Young

/s/ Brian Halligan	Non-Executive Director
Brian Halligan

/s/ Allison Mnookin	Non-Executive Director
Allison Mnookin

/s/ Stephen Lifshatz	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)
Stephen Lifshatz

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Association of the Registrant (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form F-1, as amended (File No. 333-183441)).

4.2	Amended and Restated 2011 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-8 filed on May 6, 2014 (File No. 333-195714)).

5.1*	Opinion of Maples and Calder, Irish legal counsel of the registrant.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page).

*	Filed herewith.